Exhibit 5.3

[LETTERHEAD OF MORRIS JAMES LLP]

October 24, 2008

First Financial Capital Trust III
c/o First Financial Holdings, Inc.
34 Broad Street
Charleston, South Carolina  29401

Re:  First Financial Capital Trust III

Ladies and Gentlemen:

We have acted as special Delaware counsel for First Financial Capital Trust III, a Delaware statutory trust (the “Trust”), for purposes of giving the opinions set forth herein.  This opinion letter is being furnished to you at your request.

For purposes of giving the opinions set forth below, our examination of documents has been limited to the examination of originals or copies furnished to us of the following:

(a)           A Trust Agreement of the Trust, dated as of October 17, 2008, between First Financial Holdings, Inc., a Delaware corporation (“Company”), and the Delaware Trustee of the Trust named therein;

(b)           A Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 17, 2008 (the “Certificate”);

(c)           A form of Amended and Restated Trust Agreement of the Trust (the “Trust Agreement), to be entered into among the Company, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

(d)           A Registration Statement (the “Registration Statement”) on Form S-3, including a prospectus relating to the Capital Securities (as defined in the Trust Agreement) of the Trust representing beneficial interests in the assets of the Trust, to be filed by the Company and the Trust with the Securities and Exchange Commission on or about October 24, 2008; and

First Financial Capital Trust III
c/o First Financial Corporation
October 24, 2008

(e)           A Certificate of Good Standing for the Trust, dated October 24, 2008, obtained from the Secretary of State.

Unless otherwise defined herein, all capitalized terms used in this opinion letter shall have the respective meanings provided in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

For the purposes of this opinion letter, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (e) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions stated herein.  We have conducted no factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion letter, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation, and termination of the Trust, and that the Trust Agreement and the Certificate will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us has all requisite power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Capital Security is to be issued by the Trust (the “Capital Security Holders”) of an appropriate certificate for such Capital Security and the payment for such Capital Security, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Capital Securities will be authenticated, issued and sold to the Capital Security Holders in accordance with the Trust Agreement and the Registration Statement.  We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

First Financial Capital Trust III
c/o First Financial Corporation
October 24, 2008

The opinions in this letter are limited to the laws of the State of Delaware (other than the securities laws of the State of Delaware) and we have not considered and express no opinion on the effect of or concerning matters involving the laws of any other jurisdiction, or rules, regulations, orders and decisions relating to such laws, including, without limitation, the federal laws of the United States of America.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.           The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801, et seq.

2.           The Capital Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3.           Each Capital Security Holder, in its capacity as a beneficial owner of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.  We note, however, that the Capital Security Holders may be obligated to make payment or provide indemnity or security as set forth in the Trust Agreement.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  Except as stated above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/ Morris James LLP